UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ON TRACK INNOVATIONS LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

Z.H.R. Industrial Zone
P.O. Box 32, Rosh Pina, Israel 12000
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

ON TRACK INNOVATIONS LTD. 2001 SHARE OPTION PLAN
(Full Title of the Plan)

Galit Mendelson, VP of Corporate Relations
111 Wood Ave South, Suite 105, Iselin, New Jersey 08830, USA
Tel: (732) 429-1900 (#111)

 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Edwin L. Miller Jr., Esq.	Shmuel Zysman, Adv.
Zysman, Aharoni, Gayer and Sullivan & Worcester & Co. LLP	Zysman, Aharoni, Gayer & Co. Law Offices
One Post Office Sq.	41-45 Rothschild Bl., "Beit-Zion"
Boston, Massachusetts 02109	Tel Aviv 65748, Israel
(617) 338-2800	(011) 972-3-795-5555

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

☐ Large Accelerated Filer	☐ Accelerated Filer	☒ Non-Accelerated Filer	☐ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares, par value NIS 0.1 per share	950,000	$2.37	$2,251,500	$261.40

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, in addition to the number of ordinary shares listed above, there are being registered hereby an additional indeterminate number of ordinary shares as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2)
Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the price of $2.37 per share, which was the average of the high and low price per Ordinary Share as reported on the Nasdaq Global Market on March 23, 2011.

Explanatory Note

        We are filing this Registration Statement on Form S-8 in connection with 950,000 ordinary shares issuable to eligible employees, consultants and non-employee directors of On Track Innovations Ltd., or the Company,  under the On Track Innovations Ltd. 2001 Share Option Plan, or the Plan, which are in addition to the 2,000,000 ordinary shares under the Plan registered on the Company’s Form S-8 filed on February 20, 2007 (Commission File No. 333-140786), and the 1,500,000 ordinary shares under the Plan registered on the Company’s Form S-8 filed on February 4, 2008 (Commission File No. 333-149034), or the Prior Registration Statements.

        This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities.  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

The increase in the number of shares authorized for issuance under the Plan and the extension thereof until February 28, 2016 were was approved by the compensation committee of the board of directors of the Company, and the full board of directors at meetings held on November 14, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 and the introductory note to Part I of Form S-8, in each case under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item3.                    Incorporation of Documents by Reference.

        The following documents filed with or furnished to the Securities and Exchange Commission, or the SEC, by the Company are incorporated herein by reference and made a part hereof:

(1)           the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010;

(2)           the GAAP financial statements in our Report on Form 6-K filed with the SEC on May 11, 2010;

(3)           the GAAP financial statements in our Report on Form 6-K filed with the SEC on August 9, 2010;

(4)           the GAAP financial statements in our Report on Form 6-K filed with the SEC on November 15, 2010;

(5)           our Report on Form 6-K filed with the SEC on February 1, 2011;

(6)           our Report on Form 6-K filed with the SEC on February 3, 2011; and

(7)           the description of the Company’s ordinary shares contained in its Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on January 12, 2009, including any amendment or report filed which updates such description.

        In addition, unless otherwise stated herein, all documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to the extent, if at all, stated therein, certain reports on Form 6-K furnished by the Company prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.                   Indemnification of Directors and Officers.

        Under the Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. The Company’s articles of association include such a provision. An Israeli company may not exculpate an office holder in advance from his or her liability towards the company which is caused by a breach of duty of care in case of Distribution (as such term is defined in the Companies Law). An Israeli company may not exculpate an office holder for breach of duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

        Under the Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to the following:

-           a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by court, provided that the indemnification shall be limited to events which are determined by the board of directors, are foreseeable in light of the company’s activities at the time when the obligation for indemnification is granted, and to amounts and standards which are determined by the board of directors as reasonable in such event, and provided that the obligation for indemnification will specify the said events and amounts or standards;

-           reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of conviction for a crime that does not require proof of criminal intent; and

-           reasonable litigation expenses, including attorneys’ fees, incurred by the office holder due to investigation or proceedings instituted against the office holder by an authority authorized to conduct such investigation or proceedings and ended without filing an indictment against him and without imposing monetary liability as an alternative to criminal proceedings or ended without filing an indictment against him but in imposing monetary liability as an alternative to criminal proceedings for a crime that does not require proof of criminal intent.

        An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if a provision authorizing such insurance is included in its articles of association:

-           a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

-           a breach of duty of care to the company or to a third party; and

-           a financial liability imposed on the office holder in favor of a third party.

        An Israeli company may not indemnify, exculpate or insure an office holder against any of the following:

-           a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

-           a breach of duty of care committed intentionally or recklessly except if such recklessness is made solely negligently;

-           an act or omission committed with intent to derive illegal personal benefit; or

-           a fine levied against the office holder.

        The Company’s articles of association provide that the Company may indemnify and insure its office holders to the fullest extent permitted by the Companies Law. The Company’s office holders are currently covered by a directors and officers’ liability insurance policy with an aggregate claim limit of $10 million.

Item 8.                   Exhibits

        See the Exhibit Index attached hereto for a list of the exhibits being filed with this Registration Statement.

Item 9.                   Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                provided, however, that paragraphs A.(1)(i) and A.(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Rosh Pina, State of Israel, on this 24 day of March, 2011.

Date: March 24, 2011	ON TRACK INNOVATIONS LTD. By: /s/ Oded Bashan —————————————— Oded Bashan Chairman of the Board of Directors Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Oded Bashan and Tanir Horn, jointly and severally, his/her attorneys-in-fact, each with full power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/S/ Oded Bashan —————————————— Oded Bashan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 24, 2011
/S/ Tanir Horn —————————————— Tanir Horn	Chief Financial Officer (Principal Financial and Accounting Officer)	March 24, 2011
/s/Ronnie Gilboa —————————————— Ronnie Gilboa	Vice President - Projects and Director	March 24, 2011
/s/ Ohad Bashan —————————————— Ohad Bashan	President Chief Marketing officer and Director	March 24, 2011
/s/ Raanan Ellran —————————————— Ra'anan Ellran	Director	March 24, 2011
/s/ Mark Green —————————————— Mark Green	Director	March 24, 2011
/s/ Eliezer Manor —————————————— Eliezer Manor	Director	March 24, 2011

/s/Ora Setter —————————————— Ora Setter	Director	March 24, 2011
/s/ David Stone —————————————— David P. Stone	Director	March 24, 2011
/s/ Eli Akavia —————————————— Eli Akavia Authorized Representative in the United States: OTI AMERICA, INC. /s/ Ohad Bashan —————————————— Ohad Bashan	Director	March 24, 2011 March 24, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1*	Specimen share certificate

4.2*	Memorandum of Association of the Company, dated as of February 14, 1990, and Certificate of Change of Name, dated as of July 22, 1998

4.3**	Articles of Association of the Company

4.4**	Shareholders Rights Agreement, dated as of January 12, 2009, between the Company and Continental Stock Transfer & Trust Company

5.1	Opinion of Zysman, Aharoni, Gayer & Co., Law Offices, Israeli counsel to the Company, as to the validity of the ordinary shares (including consent)

23.1	Consent of Somekh, Chaikin, a member firm of KPMG international, independent registered public accounting firm

23.2	Consent of Zysman, Aharoni, Gayer & Co., Law Offices, Israeli counsel to the Company (included in Exhibit 5.1)

24.1	Powers of attorney (included on the signature page to the Registration Statement)

99.1	2001 Employee Share Option Plan, as amended and restated on November 14, 2010

*	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (Registration No. 333-90496), filed with the SEC on June 14, 2002.

**	Incorporated herein by reference from the Registrant’s Registration Statement on Form 8-A/A (Amendment No. 1), filed with the SEC on January 12, 2009.